SMITH BARNEY SECTOR SERIES INC. (the Company) on behalf of the
Smith Barney Technology Fund (the Fund)
SUPPLEMENT DATED SEPTEMBER 23, 2005
TO THE PROSPECTUS
DATED FEBRUARY 25, 2005 AND TO
THE STATEMENT OF ADDITIONAL INFORMATION
DATED FEBRUARY 25, 2005
The following information supplements, and to the extent inconsistent therewith, supersedes, certain information in the Prospectus and the
Statement of Additional Information:
The Board of Directors of the Company has approved an amendment to the
Investment Management Agreement between the Company, on behalf of the
Fund, a series of the Company, and Smith Barney Fund
Management LLC
(SBFM). Effective October 1, 2005, the management fee, which is calculated daily and payable monthly, will be reduced from 0.95% of the
Fund's average daily net assets to 0.85% of the Fund's average daily net assets.
In addition, the Board of Directors approved an amendment to the
Subadvisory Agreement among the Company, on behalf of the Fund, SBFM and Citigroup Asset Management Limited. Effective October 1, 2005, the
subadvisory fee, which is calculated daily and payable monthly will be reduced from 0.65% of the Fund's average daily net assets to 0.55% of the
Fund's average daily net assets.
The terms of the amended Investment Management Agreement and the amended Subadvisory Agreement are the same in all other material respects as those of the current Investment Management Agreement and the current
Subadvisory Agreement.
FD03238